EXHIBIT 99.1

Standard Commercial Corporation

P.O. Box 450, Wilson NC 27894-0450

252/291-5507

NEWS RELEASE	For more information call
February 9, 2004	Keith Merrick, 252-291-5507

Standard Commercial Corporation Announces

Third Quarter Earnings and Lowers Fiscal Year Estimate

WILSON, NC – Standard Commercial Corporation (STW-NYSE) today announced that for the quarter ended December 31, 2003, income from continuing operations was $6.4 million versus $12.0 million in the prior year’s quarter. The recent quarter was impacted by the accelerated timing of shipments in the first half of this fiscal year. For the nine months year to date, income from continuing operations was $29.6 million versus $35.1 million for the prior year nine months period. Basic earnings per share from continuing operations for the quarter was $0.47 versus $0.89 per share in the prior year period. Basic earnings per share from continuing operations for the current nine months was $2.18 versus $2.61 in the prior year’s period.

As previously disclosed, the Company has made the decision to exit the wool business. The assets and liabilities of the Wool Division have been reclassified as held for sale and shown separately in the consolidated balance sheets with the exception of $58.2 million of wool debt guaranteed by the Company which will be included in consolidated debt until the disposition is complete. The wool trading loss for the quarter and nine months was $2.8 million and $7.0 million respectively, versus a loss of $1.3 million and $4.6 million in the prior year periods. In addition to the trading losses, a disposal charge of $26.6 million was recorded in the September quarter. The combined effects of the losses and the disposal charge are reported as Loss from Discontinued Operations. The basic loss per share for the discontinued operations for the quarter and nine months was $0.20 and $2.47 respectively, versus a loss of $0.10 and $0.34 in the prior year periods.

Sales for the quarter ended December 31, 2003 were $191.0 million, a decrease of 9.7% from $211.5 million a year earlier. Volume was down 8.3% and the average sales value per kilo was down 3.6% versus the prior year period. Shipments for the quarter from Brazil, China, Italy, Kenya and Zimbabwe were lower than prior year period due to increased shipments in earlier quarters and reduced quantities available from Brazil and Zimbabwe due to lower crops. Gross profit for the quarter was $28.4 million versus $35.2 million in the prior year period. The variance was mainly due to the lower volumes, sales mix and reduced margins in European tobaccos due to approximately 21% appreciation of Euro against the US dollar. Selling, general and administrative expenses for the quarter were higher than the prior year period mainly due to normal inflationary increases ($0.8 million), higher pension and medical expenses ($0.4 million), legal/professional fees ($0.6 million) and the effect of a weak dollar against other currencies in which certain expenses were incurred ($0.7 million).

For the nine months, sales were up 1.2% from $568.4 million to $575.2 million as volume was level when comparing with the prior year period. For the nine months lower shipments from Greece, Spain, the US and Zimbabwe were offset by increased shipments from Argentina, Italy, Thailand and Turkey. Gross profit for the nine months was $99.1 million versus $106.6 million in the prior year period. The variance was due to sales mix in general and reduced margins in European tobaccos due to the appreciation of Euro against the US dollar. Selling, general and administrative expenses were higher than the prior year mainly due to normal inflationary increases ($2.5 million), higher pension and medical expenses ($0.8 million), legal/professional fees ($0.8 million), expenses from new operations in Indonesia and Malawi ($0.5 million) and the effect of a weak dollar against other currencies in which certain expenses were incurred ($2.0 million). Other income (expense)—net for the nine months was down mainly due to reduced interest income and the fact that the prior period nine months included insurance recoveries.

The effective tax rate decreased to 30.1% and 29.8% in the current quarter and nine months from 35.2% and 37.0% in the corresponding periods a year earlier. This was due to the payment of with-holding taxes on dividends from subsidiary companies in the prior year periods and variances in tax rates in areas where profits are earned or losses are incurred.

The net income for the quarter and net loss for the nine months after the discontinued operations was $3.6 million and $4.1 million or $0.27 and $0.29 per basic share versus net income for the quarter and nine months after the discontinued operations in the prior year periods of $10.6 million and $30.5 million or basic earnings per share of $0.79 and $2.27 respectively.

Robert E. Harrison, Chairman, President and Chief Executive Officer said, “Third quarter tobacco results were lower than the prior year. Leaf trading conditions are being impacted by higher costs in Europe stemming from the unfavorable impact of the strong Euro. Additionally, we have accelerated our flue-cured growing projects in Africa resulting in higher start-up costs and are incurring increased expenses to improve our processing efficiency in the U.S. Consequently, we are lowering our guidance for the fiscal year to approximately $2.25 per share from continuing operations.

We are committed to growing our business by selectively investing in new projects in Africa, South America and Asia. Our new facility in Indonesia is providing a springboard for further growth opportunities in this key market and region. We believe there are additional opportunities to invest in the tobacco industry that should provide growth opportunities for our shareholders.”

Harrison added, “The process of exiting the wool business continues and we are pleased with the progress to date. We expect to close separate deals for our Australian and UK/Chile wool operations and are in active discussions with a prospective purchaser for our other European wool operations. The divestiture process is expected to be completed in fiscal 2005, but the financial impact has largely been recognized.”

Because of the seasonal nature of the Company’s businesses, results for the periods reported are not necessarily indicative of results for other interim periods or the full year.

Readers of this news release should note that comments contained herein that are not purely statements of historical fact may be deemed to be forward-looking. Any such forward-looking statement is based upon management’s current knowledge and assumptions about future events. The Company’s actual results could vary materially from those expected due to many factors, many of which the Company cannot control. These include demand for and supply of leaf tobacco and wool, changes in timing of shipments, movements in foreign exchange rates, weather, tobacco litigation or legislation, customer consolidations, changes in general economic conditions, political risks and changes in government regulations. Additional information on factors that may affect management’s expectations or Standard Commercial’s financial results can be found in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of these forward-looking statements.

STANDARD COMMERCIAL is the third largest independent leaf tobacco dealer in the world and operates in over thirty countries.

NOTE: The Company will hold a teleconference hosted by R. E. Harrison, Chairman, President and Chief Executive Officer, to go over this announcement and answer questions at 8:30 am EDT on Tuesday, February 10. To log in with AT&T prior to the teleconference U.S. investors may participate by dialing 800-450-0819; international investors should dial 612-332-0923. Playback will be available February 10, through February 17. For playback in the U.S. dial 800-475-6701; international investors dial 320-365-3844. The playback access code will be 720770.

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

(In thousands, except per share data; unaudited)

	Third quarter ended December 31		Nine months ended December 31
	2003	2002*	2003	2002*
Sales—tobacco	$191,016	$211,455	$575,185	$568,359

Cost of sales—materials, services and supplies	159,274	172,920	467,522	452,239
—interest	3,343	3,372	8,586	9,564

Gross profit	28,399	35,163	99,077	106,556
Selling, general and administrative expenses	19,610	16,588	56,918	50,697
Other interest expense	615	1,182	3,037	3,276
Other income (expense)—net	1,177	1,089	2,176	3,073

Income before taxes	9,351	18,482	41,298	55,656
Income taxes	(2,818)	(6,508)	(12,320)	(20,617)

Income after taxes	6,533	11,974	28,978	35,039
Minority interests	(192)	—	(53)	—
Equity in earnings of affiliates	105	—	672	100

Income from continuing operations	6,446	11,974	29,597	35,139
Loss from discontinued operations, net of tax	(2,815)	(1,337)	(33,663)	(4,636)

Net income (loss)	3,631	10,637	(4,066)	30,503
Retained earnings at beginning of period	157,755	151,167	167,495	132,812
Common stock dividends	(1,192)	(843)	(3,235)	(2,354)

Retained earnings at end of period	$160,194	$160,961	$160,194	$160,961

Earnings (loss) per common share
Basic:
From continuing operations	$0.47	$0.89	$2.18	$2.61
From discontinued operations	(0.20)	(0.10)	(2.47)	(0.34)

Net	$0.27	$0.79	$(0.29)	$2.27

Average shares outstanding	13,631	13,489	13,595	13,447
Diluted:
From continuing operations	$0.46	$0.83	$2.05	$2.44
From discontinued operations	(0.19)	(0.09)	(2.21)	(0.31)

Net	$0.27	$0.74	$(0.16)	$2.13

Average shares outstanding	15,246	15,088	15,188	15,079
Dividend declared per common share	$0.0875	$0.0625	$0.2375	$0.175

* Certain amounts reclassified to comply with the current period presentation as a result of discontinuing the wool operations.

4

STANDARD COMMERCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31		March 31
	2003	2002*	2003*
	(unaudited)
ASSETS
Cash	$22,031	$31,918	$26,570
Receivables	194,369	168,753	169,550
Inventories	280,154	247,701	216,272
Assets of discontinued operations	104,629	137,937	142,981
Prepaid expenses	6,634	5,242	2,300
Marketable securities	1,179	1,191	1,234

Current assets	608,996	592,742	558,907
Property, plant and equipment	166,085	143,502	146,861
Investment in affiliates	8,094	6,641	7,421
Goodwill	9,003	9,003	9,003
Other assets	36,167	26,739	26,108

Total assets	$828,345	$778,627	$748,300

LIABILITIES
Short-term borrowings	$271,575	$256,206	$182,103
Current portion of long-term debt	8,508	5,679	5,107
Accounts payable and accrued liabilities	114,587	95,465	135,444
Liabilities of discontinued operations	22,416	26,436	29,164
Taxes accrued	15,190	14,888	10,170

Current liabilities	432,276	398,674	361,988
Long-term debt	83,154	78,914	78,672
Convertible subordinated debentures	45,051	45,051	45,051
Retirement and other benefits	15,536	16,640	13,871
Deferred income taxes	4,316	3,894	4,753

Total liabilities	580,333	543,173	504,335

MINORITY INTERESTS	2,008	1,890	1,840

SHAREHOLDERS’ EQUITY
Preferred stock, $1.65 par value; authorized shares 1,000,000, Issued none
Common stock, $0.20 par value; authorized shares 100,000,000, Issued 16,256,022 (Dec. 02 – 16,109,404; Mar 03 – 16,110,750)	3,251	3,222	3,222
Additional paid-in capital	111,001	108,391	108,453
Unearned restricted stock plan compensation	(3,628)	(3,313)	(2,991)
Treasury shares, 2,617,707	(4,250)	(4,250)	(4,250)
Retained earnings	160,194	160,961	167,495
Accumulated other comprehensive loss	(20,564)	(31,447)	(29,804)

Total shareholders’ equity	246,004	233,564	242,125

Total liabilities and shareholders’ equity	$828,345	$778,627	$748,300

*	Certain amounts reclassified to comply with the current period presentation as a result of discontinuing the wool operations.